EXHIBIT 10.1

AMENDMENT TO DEPOSIT AGREEMENT

This Amendment to the Deposit Agreement is made as of this 1st day of January, 2008 (together with all exhibits and schedules hereto, the “Amendment”), by and between, Computershare Inc., a Delaware corporation (“Computershare”) and its fully-owned subsidiary Computershare Trust Company, N.A., a federally chartered trust company doing business at 250 Royall Street, Canton, MA 02021 (the “Trust Company”), and NB Capital Corporation, a Maryland corporation (the “Company”), having an office at 600, rue De La Gauche tière Ouest, 27e étage, Montréal, Canada H3B 4L2 and National Bank of Canada, a Canadian chartered bank, having an office at 600, rue De La Gauche tière Ouest, 27e étage, Montréal, Canada H3B 4L2 (the “Bank”).

WHEREAS, the Company, the Bank, and The Bank of Nova Scotia Trust Company of New York, a New York banking corporation, are parties to a Deposit Agreement dated March 1998 (the “March 1998 Deposit Agreement”, and as amended hereby, the “Deposit Agreement”), a copy of which is attached as Exhibit A hereto, pursuant to which The Bank of Nova Scotia Trust Company of New York acts as the depositary;

WHEREAS, The Bank of Nova Scotia Trust Company of New York is resigning as the depositary effective January 1, 2008 and will cease performing any functions under the March 1998 Deposit Agreement on such date;

WHEREAS, the Company and Bank wish to appoint the Trust Company as successor Depositary and Computershare as paying agent and processor of all payments received or made by the Company or the Bank under the Deposit Agreement;

WHEREAS, the Trust Company and Computershare will each separately provide specified services covered by the Deposit Agreement and, in addition, the Trust Company may arrange for Computershare to act on behalf of the Trust Company in providing certain of its services covered by the Deposit Agreement; and

WHEREAS, the Trust Company and Computershare agree to accept such appointments and provide all services under the Deposit Agreement pursuant to the terms and conditions thereof with the amendments thereto set forth in this Amendment;

NOW, THEREFORE, in consideration of the terms and conditions contained herein, and intending to be legally bound hereby, the parties hereto agree to the following changes to the Deposit Agreement:

1.
The Company hereby appoints the Trust Company as successor Depositary under the Deposit Agreement and appoints Computershare as the service provider to the Trust Company and as paying agent and process of all payments received or made by or on behalf of the Company under the Deposit Agreement, and the Trust Company and Computershare accept the respective appointments.

2.	Article I - Definitions. Article I of the Deposit Agreement is hereby amended as follows:

(a)	The following new definition is added:

“Depositary” shall mean Computershare Trust Company, N.A. as successor Depositary under the Deposit Agreement, but shall also mean Computershare Trust Company, N.A. and Computershare Inc. collectively in all instances in the Deposit Agreement in which Computershare Inc. acts as service provider for Computershare Trust Company, N.A.

(b)	The definition of “Depositary’s Office” is hereby replaced with the following:

“Depositary’s Office” shall mean the corporate office of the Depositary at which at any particular time its business in respect to matters governed by this Deposit Agreement shall be administered, which at the date of this Deposit Agreement is located at 250 Royall Street, Canton, Massachusetts 02021.

(c)	The definition of “Merrill Lynch” is hereby deleted in its entirety.

3.	Section 2.01. Section 2.01 is hereby amended as follows:

(a)	The first sentence is amended by adding the following after the word “provided”: “, or shall be in such other form as may be agreed upon between the Company and the Depositary.”

(b)
The paragraph beginning with the words “Receipts shall be in denominations of any number” is amended by adding the following after the word “subject”: “; it being understood by the parties that it shall be the obligation of the Company and the Bank to advise the Depositary of any such rules and regulations of any such securities exchanges.”

4.
Section 2.06. Section 2.06 is hereby amended by replacing subsection (b) with the following: “(b) a sufficient open penalty surety bond satisfactory to the Depositary and holding it and the Company harmless”.

5.	Section 2.09. Section 2.09 is hereby amended by adding the following new language at the end of the Section.

The Company or the Bank shall immediately notify the Depositary in writing of an Exchange Event. In such case, the Company will determine if the Depositary requires any regulatory licenses in Canada in order to perform the services under the Deposit Agreement and shall provide the Depositary with written notice of any such required licenses promptly upon such determination. The parties hereto agree that the Depositary, upon its receipt of such notice, at its sole discretion, shall have the right to (i) terminate this Deposit Agreement upon not less than 60 days’ prior written notice to the Company or (ii) immediately assign or subcontract the Deposit Agreement to an affiliate. The parties hereto further agree that the Depositary, at its sole discretion, may obtain such licenses or may consent to the Company obtaining such license on the Depositary’s behalf, which consent shall not be unreasonably withheld or delayed. The Company agrees to pay for all reasonable costs associated with such additional licensing.

6.	Section 4.01. Section 4.01 is hereby amended by replacing all references to the “Depositary” to “Computershare” and adding the following language at the end of Section 4.01:

The Company acknowledges that the bank accounts maintained by Computershare in connection with the services under the Agreement will be in Computershare’s name and that Computershare may receive investment earnings in connection with the investment at Computershare’s risk and for its benefit of funds held in those accounts from time to time.

7.	Section 4.09 and Section 4.10. The following new sections 4.09 and 4.10 are added to the Deposit Agreement.

SECTION 4.9. Tax and Regulatory Compliance. Computershare shall be responsible for (i) preparation and mailing of form 1099s for all open and closed accounts, (ii) all applicable withholding related to payments made with respect to the Receipts, including withholding required pursuant to Sections 1441, 1442, 1445 and 3406 of the Internal Revenue Code of 1986, as amended, (iii)  mailing W-9 or W-8 forms, as the case may be, to new holders of Receipts without a certified taxpayer identification number, (iv)  processing certified W-9 or W-8 forms, as the case may be, (v)   preparation and filing of state information returns and (vi) escheatment services.

SECTION 4.10. Withholding. Notwithstanding any other provision of this Deposit Agreement, in the event that the Depositary determines that any distribution in property is subject to any tax which Computershare is obligated by law to withhold, the Depositary may dispose of all or a portion of such property in such amounts and in such manner as the Depositary deems necessary and practicable to pay such taxes, by public or private sale, and Computershare shall distribute the net proceeds of any such sale or the balance of any such property after deduction of such taxes to the holders of Receipts entitled thereto in proportion to the number of Depositary Shares held by them respectively.

8.	Section 5.06. Section 5.06 is hereby amended as follows:

(a)	by deleting the language “Subject to Section 5.07,” in the first sentence;

(b)	by adding the following language after “affiliates” in the first sentence: “, or (iii) by any former Depositary for the Depositary Shares or the Preferred Shares”; and

(c)	by adding the following language to the first sentence of the second paragraph, after “faith”:

; provided, however, that the Depositary’s aggregate liability during any term of this Deposit Agreement with respect to, arising from, or arising in connection with this Deposit Agreement, or from all services provided or omitted to be provided under this Deposit Agreement, whether in contract, or in tort, or otherwise, is limited to, and shall not exceed, the amounts paid hereunder by the Company or the Bank to the Depositary as fees and charges, but not including reimbursable expenses, during the twelve (12) months immediately preceding the event for which recovery from the Depositary.

9.	Section 5.07. Section 5.07 is hereby deleted and replaced with the following:

SECTION 5.07. Fees and Expenses.

(a)	The Company agrees to pay the Depositary the fees and out-of-pocket expenses for services performed pursuant to this Deposit Agreement as set forth in Schedule I hereto.

(b)
Holders of Receipts evidencing Depositary Shares shall not be responsible for transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. All other transfer and other taxes and governmental charges shall be at the expense of Holders of Receipts evidencing Depositary Shares. If, at the request of a holder of Receipts, the Depositary incurs charges or expenses for which it is not otherwise liable under the Deposit Agreement, such holder shall be liable for such charges and expenses.

(c)
The Company agrees to pay all fees and expenses within 30 days of the date of the respective billing notice, except for any fees or expenses that are subject to good faith dispute. In the event of such dispute, the Company may only withhold that portion of the fee or expense subject to such dispute. The Company shall settle such disputed amounts within five (5) business days of the day on which the parties agree on the amount to be paid by payment of the agreed amount. If no agreement is reached, then such disputed amounts shall be settled as may be required by law or legal process.

(d)
If any undisputed amount in an invoice of the Depositary (for fees or reimbursable expenses) is not paid within 30 days after receipt of such invoice, the Depositary shall provide the Company with notice of such unpaid invoice, and the Company shall pay the Depositary interest thereon (from the due date to the date of payment) at a per annum rate equal to eighteen percent (18%). Notwithstanding any other provision hereof, such interest rate shall be no greater than permitted under applicable provisions of New York law.

(e)
The failure by the Company to pay an invoice within 90 days after receipt of such invoice or the failure by the Company to timely pay two consecutive invoices shall constitute a material breach for which the Depositary may terminate this Agreement pursuant to Section 6.02.

10.	Section 7.04. Section 7.04 is amended by replacing the contact information for The Bank of Nova Scotia Trust Company of New York with the following:

Computershare Trust Company, N.A.
c/o Computershare Inc.
250 Royall Street
Canton, MA 02021
Attn: President
Telephone: (781) 575-2000
Fax: (781) 575-4188

11.	Section 7.05. Section 7.05 is hereby amended by deleting the third sentence, and replacing the second sentence with the following:

The Depositary shall notify the Company or the Bank of any appointment of non-affiliated agents and shall remain responsible for the performance of its obligations hereunder as if no Depositary Agent were appointed.

12.	Sections 7.10, 7.11, 7.12, 7.13 and 7.14. The following new sections are added to Article 7:

SECTION 7.10. Force Majeure. Notwithstanding anything to the contrary contained herein, the Depositary shall not be liable to the Company or the Bank for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunction of computer facilities, labor difficulties, war, civil unrest, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems.

SECTION 7.11 No Expenditure of Funds. No provision of this Deposit Agreement shall require the Depositary to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if it shall believe in good faith that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.

SECTION 7.12. Confidentiality.

(a) Definition. Each party acknowledges and understands that any and all technical, trade secret, or business information, including, without limitation, financial information, business or marketing strategies or plans, product development, Company or Bank information, Holder information (including any non-public information of such Holder), Proprietary Information, or proprietary software (including methods or concepts used therein, sources code, object code, or related technical information) which has been or is disclosed to the other or has been or is otherwise obtained by the other, its affiliates, agents or representatives before or during the term of this Deposit Agreement (the “Confidential Information”) is confidential and proprietary, constitutes trade secrets of the owner (or its affiliates), and is of great value and importance to the success of the owner’s (or its affiliates’) business. The parties shall treat the terms and conditions (but not the existence) of this Deposit Agreement as the Confidential Information of the other party. Confidential Information shall not include any information that is: (i) already known to the other party or its affiliates at the time of the disclosure; (ii) publicly known at the time of the disclosure or becomes publicly known through no wrongful act or failure of the other party; (iii) subsequently disclosed to the other party or its affiliates on a non-confidential basis by a third party not having a confidential relationship with the owner and which rightfully acquired such information; or (iv) independently developed by one party without access to the Confidential Information of the other.

(b) Use and Disclosure. All Confidential Information relating to a party will be held in confidence by the other party to the same extent and with at least the same degree of care as such party protects its own confidential or proprietary information of like kind and import, but in no event using less than a reasonable degree of care. Neither party will disclose, duplicate, publish, release, transfer or otherwise make available Confidential Information of the other party in any form to, or for the use or benefit of, any person or entity without the other party’s consent. Each party will, however, be permitted to disclose relevant aspects of the other party’s Confidential Information to its officers, affiliates, agents, subcontractors and employees to the extent that such disclosure is reasonably necessary for the performance of its duties and obligations under this Agreement and such disclosure is not prohibited by the Gramm-Leach-Bliley Act of 1999 (15 U.S.C. 6801 et seq.), as it may be amended from time to time (the “GLB Act”), the regulations promulgated thereunder or other applicable law. Each party will establish commercially reasonable controls to ensure the confidentiality of the Confidential Information and to ensure that the Confidential Information is not disclosed contrary to the provisions of this Deposit Agreement, the GLB Act or any other applicable privacy law. Without limiting the foregoing, each party will implement such physical and other security measures as are necessary to (i) ensure the security and confidentiality of the Confidential Information; (ii) protect against any threats or hazards to the security and integrity of the Confidential Information; and (iii) protect against any unauthorized access to or use of the Confidential Information. To the extent that any duties and responsibilities under this Deposit Agreement are delegated to an agent or other subcontractor, the party ensures that such agent and subcontractor are contractually bound to confidentiality terms consistent with the terms of this Section 7.12.

(c) Required or Permitted Disclosure. In the event that any requests or demands are made for the disclosure of Confidential Information, other than requests to the Depositary for records of Holders pursuant to standard subpoenas from state or federal government authorities (e.g., in divorce and criminal actions), the party receiving such request will notify the other party to secure instructions from an authorized officer of such party as to such request and to enable the other party the opportunity to obtain a protective order or other confidential treatment, unless such notification is otherwise prohibited by law or court order. Each party expressly reserves the right, however, to disclose Confidential Information to any person whenever it is advised by counsel that it may be held liable for the failure to disclose such Confidential Information or if required by law or court order.

(d) Unauthorized Disclosure. As may be required by law and without limiting either party’s rights in respect of a breach of this Section, each party will:

(i)	promptly notify the other party in writing of any unauthorized possession, use or disclosure of the other party’s Confidential Information by any person or entity that may become known to such party;

(ii)	promptly furnish to the other party full details of the unauthorized possession, use or disclosure; and

(iii)	promptly use commercially reasonable efforts to prevent a recurrence of any such unauthorized possession, use or disclosure of Confidential Information.

(e) Costs. Each party will bear the costs it incurs as a result of compliance with this Section 7.12.

SECTION 7.13. Damages.  No party shall be liable for any incidental, indirect, special or consequential damages of any nature whatsoever, including, but not limited to, loss of anticipated profits, occasioned by a breach of any provision of this Deposit Agreement even if apprised of the possibility of such damages.

SECTION 7.14. Survival. All provisions regarding indemnification, warranty, liability and limits thereon, and confidentiality and protection of proprietary rights and trade secrets shall survive the termination or expiration of this Deposit Agreement.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Deposit Agreement on the date first written above.

NB CAPITAL CORPORATION

By:	/s/ Martin-Pierre Boulianne
Name: Martin-Pierre Boulianne
Title: Assistant Secretary

NATIONAL BANK OF CANADA

By:	/s/ Martin-Pierre Boulianne
Name: Martin-Pierre Boulianne
Title: Assistant Secretary

COMPUTERSHARE INC.

By:	/s/ Dennis V. Moccia
Name: Dennis V. Moccia
Title: Managing Director

COMPUTERSHARE TRUST COMPANY, N.A.

By:	/s/ Dennis V. Moccia
Name: Dennis V. Moccia
Title: Managing Director